Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Subsidiary                    Jurisdiction of Organization            Parent

Horsehead Corporation                Delaware                    Horsehead Holding Corp.
Horsehead Metals Development, LLC        Delaware                    Horsehead Holding Corp.
The International Metals Reclamation Company, LLC    Delaware                    Horsehead Holding Corp.
Chestnut Ridge Railroad Corp.            Delaware                    Horsehead Corporation
Horsehead Zinc Recycling, LLC (99.99%)        South Carolina                    Horsehead Corporation
Zochem, Inc.                    Canada                        Horsehead Holding Corp.
Horsehead Metal Products, LLC            North Carolina                    Horsehead Corporation
Horsehead Zinc Powders, LLC            Delaware                    Horsehead Corporation